EXHIBIT 5

ROBERT BRANTL, ESQ.
322 Fourth Street
Brooklyn, NY 11215
718-768-6045

November 23, 2005

Inseq Corporation
111 Howard Blvd., Suite 108
Mt. Arlington, NJ 07856

Gentlemen:

With reference to the Registration Statement on Form S-8 which Inseq Corporation proposes to file with the Securities and Exchange Commission registering 500,000,000 common shares which may be offered and sold by Inseq Corp. under the 2005 Stock and Stock Option Plan (the “Shares”), I am of the opinion that all proper corporate proceedings have been taken so that the Shares, upon sale and payment therefor in accordance with the Plan, will be legally issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement referred to above.

Yours,

/s/ Robert Brantl
Robert Brantl

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